Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR

Golden Star Reports Preliminary Third Quarter Operational Results

and Schedules Third Quarter Conference Call

Bogoso Sulphide Plant Achieves Record High Quarterly Metallurgical Recovery

Denver, CO—October 17, 2011—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today announced preliminary third quarter production results for its Bogoso/Prestea and Wassa/HBB operations.

Tom Mair, President and CEO, commented, “Bogoso/Prestea is experiencing strong positive progress in both mining and processing operations. Due to the operational improvements we have achieved over the last nine months at the Bogoso/Prestea mine, we have seen metallurgical recovery improve significantly from 56% in the fourth quarter of 2010 to nearly 76% in the third quarter of 2011, a quarterly record. As a result, third quarter gold production at Bogoso/Prestea was slightly higher than we had forecast. Wassa/HBB’s gold production was slightly below expectation in the third quarter due to lower than expected mill availability and ore handling issues. On a consolidated basis, we achieved third quarter gold production guidance.

“We continue to focus intensely on cost efficiencies throughout our operations. Our operating costs at Bogoso/Prestea declined by $167 per ounce in the third quarter compared with the second quarter, representing solid progress but leaving room for continued improvement as we move aggressively to streamline operations and ramp up production. Operating costs at Wassa/HBB increased in the third quarter due to lower than expected throughput but we expect to achieve lower costs as production increases in the fourth quarter.”

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-15 Page 1 of 4

2011 quarterly and year-to-date production and cost results are as follows:

2011 Production to date	3Q11	2Q11	1Q11	YTD 30 Sep 2011
Bogoso/Prestea Mine
Gold Sold (Oz)	40,376	34,077	30,576	105,029
Cash operating Cost ($/Oz)	1,216	1,383	1,370	1,315
Wassa/HBB Mine
Gold Sold (Oz)	33,485	38,463	53,332	125,280
Cash operating Cost ($/Oz)	950	811	757	825
Combined
Gold Sold (Oz)	73,861	72,540	83,908	230,309
Cash operating Cost ($/Oz)	1,095	1,080	980	1,049

*	Preliminary, subject to change until filed with regulatory agencies on November 8, 2011.

Bogoso/Prestea Recap:

During the third quarter the Company continued to focus on delivering an optimal blend of sulphide and transition ore to the Bogoso/Prestea mill, an effort that has resulted in metallurgical recoveries steadily increasing from 56% in the fourth quarter of 2010 to 61%, 66% and 76%, respectively, over the first three quarters of 2011. The Company will continue to focus on optimizing the ore blend as well as increasing tonnage processed with the objective of increasing both metallurgical recovery and gold production.

Cash operating costs declined by 12%, or $167 per ounce, to $1,216 in the third quarter from $1,383 in the second quarter, reflecting the Company’s successful efforts to improve operating efficiencies. Costs would have declined further had it not been for temporarily high stripping ratios. The Company expects to report continued reductions in operating costs over the long term as ore production increases and the full effects of cost control initiatives are realized.

Mining at the Buesichem North pit continued in the third quarter and the Company commenced pre-stripping at the Pampe oxide pit. The Bogoso oxide plant is undergoing refurbishment and enhancements in anticipation of oxide ore delivery to the mill in the first quarter of 2012.

Bogoso/Prestea Mine	3Q11	2Q11	1Q11	YTD 30 Sep 2011
Mining
Ore Mined - Refractory (000s t)	594	608	695	1,897
Ore Mined - Non-Refractory (000s t)	84	7	-	91
Total Ore Mined (000s t)	678	615	695	1,988
Waste Mined (000s t)	6,884	5,393	4,089	16,366
Processing
Refractory Ore Processed (000s t)	579	604	721	1,904
Refractory Grade (g/t)	2.63	2.31	2.46	2.47
Recovery - Refractory Ore (%)	75.9	66.0	61.0	67.4
Cash operating Cost ($/Oz)	1,216	1,383	1,370	1,315
Gold Sold	40,376	34,077	30,576	105,029

*	Preliminary, subject to change until filed with regulatory agencies on November 8, 2011.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-15 Page 2 of 4

Wassa/HBB Recap:

Mill throughput was impacted by wet, sticky ore from the newly opened Father Brown pit and lower mill availability in the third quarter. However, as the Father Brown pit deepens, the Company expects to achieve both higher throughput and a higher grade of ore processed. As a result of the lower mill throughput, cash operating costs were higher than in previous quarters, although the Company expects costs per ounce to decrease as gold production reverts to expected levels.

Wassa/HBB Mine	3Q11	2Q11	1Q11	YTD 30 Sep 2011
Mining
Ore Mined (000s t)	623	576	703	1,902
Waste Mined (000s t)	3,927	3,491	4,115	11,533
Processing
Ore Processed (000s t)	601	665	724	1,990
Grade Processed (g/t)	1.82	1.93	2.33	2.04
Recovery (%)	93.7	94.1	95.2	94.4
Cash operating Cost ($/Oz)	950	811	757	825
Gold Sold	33,485	38,463	53,332	125,280

*	Preliminary, subject to change until filed with regulatory agencies on November 8, 2011.

Third Quarter News Release and Conference Call:

Third quarter results will be released after the market closes on Tuesday, November 8, 2011. The Company will conduct a conference call and webcast on Wednesday, November 9, 2011, at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone or by webcast as follows:

North American participants: (877) 407-8289

International participants outside U.S. and Canada: (201) 689-8341

Webcast: www.gsr.com

A recording of the conference call will be available until November 30, 2011, through the Company’s website at www.gsr.com or by dialing:

North America: (877) 660-6853, Replay Account number: 329, Conference ID number: 358507

International outside U.S. and Canada: (201) 612-7415, Replay Account number: 329, Conference ID number: 358507

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-15 Page 3 of 4

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding increasing throughput and feeding a more optimal blend of ore in our recovery and gold production at Bogoso/Prestea; our ability to achieve improved metallurgical recoveries; our expectations regarding continued reductions in operating costs; the impact of Father Brown ore on recoveries and grade at Wassa; the timing of oxide ore delivery to the refurbished Bogoso oxide plant; and our production guidance objectives for 2011 and beyond. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2010. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.             1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

INVESTOR RELATIONS

Jay Pfeiffer or Geoff High, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-15 Page 4 of 4